Comprehensive Credit Facility Agreement of Maximum Amount (“Credit Facility Agreement”) Entered into by and between Shenzhen BAK Battery Co., Ltd (“the Debtor”) and Shenzhen Branch, China Citic Bank (the “Creditor”) Dated February 13th, 2009

Main articles:
➢	Contract number: Shenyinsun Zongzi 001;
➢	Maximum amount of credit facilities to be provided: RMB 150 million;
➢	Term: from February 13th, 2009 to February 12th, 2010.
➢
Remedies in the event of breach of contract include adjustment of the credit amount, suspension of credit, imposition of punitive interest and overdue interest, an increase of guarantee deposit and the call back of loan principal and interest before maturity.

Headlines of the articles omitted
➢	Procedure on using the comprehensive credit facility
➢	Declaration and promise of the Debtor
➢	Right and Obligation of the Debtor
➢	Right and Obligation of the Creditor
➢	Guaranty
➢	Effectiveness, Modification and termination of Contract
➢	Disputation settlement
➢	Validity